DUNHAM FUNDS

RULE  12b-l  PLAN

CLASS  C SHARES

Appendix A

Funds to be Serviced  Under This Plan

Bond Funds	Equity Funds
Dunham Corporate/Government Bond Fund	Dunham Real Estate Stock Fund
Dunham High-Yield Bond Fund	Dunham Appreciation & Income Fund
Dunham International Stock Fund
Dunham Large Cap Value Fund
Dunham Small Cap Value Fund
Dunham Large Cap Growth Fund
Dunham Emerging Markets Stock Fund
Dunham Small Cap Growth Fund
Dunham Monthly Distribution Fund
Dunham Loss Averse Growth Fund*
Dunham Focused Large Cap Growth Fund

* This Appendix was amended on:

March 23, 20l0 to add Dunham Loss Averse Growth Fund;

September 20, 2011 to add Dunham Focused Large Cap Growth Fund.